Exhibit 99.1

News Release

Contacts:

SunTrust Banks, Inc.	GB&T
Investors	Richard A. Hunt
Steve Shriner	(770) 532-1212
(404) 827-6714
Gregory L. Hamby
Media	(678) 450-3473
Mike McCoy
(404) 588-7230

For Immediate Release

November 2, 2007

SunTrust to Acquire GB&T Bancshares, Inc.

Transaction Expands SunTrust Reach in Fast-Growing Atlanta Suburbs

ATLANTA, Nov. 2, 2007 — SunTrust Banks, Inc. (NYSE: STI) and GB&T Bancshares, Inc. (NASDAQ: GBTB) announced today the signing of a definitive agreement under which SunTrust will acquire GB&T and thus bolster its presence in several high-growth Georgia markets.

GB&T is headquartered in Gainesville, Ga., approximately 50 miles northeast of Atlanta, and operates 32 branches in north and central Georgia, including the fast-growing Atlanta suburbs.  On September 30, 2007, GB&T had assets of approximately $2 billion, deposits of approximately $1.5 billion and approximately 500 employees.

“With this transaction we’re taking advantage of an unusually attractive and timely opportunity to efficiently expand our Metro Atlanta franchise in line with our long-term growth strategies and consistent with our high financial standards and disciplined approach to mergers,” noted James M. Wells III, SunTrust President and Chief Executive Officer.  ”We look forward to welcoming GB&T clients and employees to SunTrust as we increase our penetration in some of the highest-growth banking markets in the Southeast.”

“We are pleased to join forces with SunTrust,” said Richard A. Hunt, President and Chief Executive Officer of GB&T.  “This combination with a proven market leader known for its commitment to client service means access to a broader range of products and services for our customers and expanded career opportunities for our employees.”

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Under the terms of the agreement announced today, GB&T shareholders would receive ..1562 shares of SunTrust common stock for each share of GB&T common stock held.  Based on SunTrust’s closing price of $69.13 on Nov. 1, 2007, and the 14,230,796 shares of GB&T outstanding as of October 31, 2007, the transaction value would be approximately $153.7 million.  The acquisition, which is subject to approval by regulatory authorities and GB&T shareholders, is expected to close in the second quarter of 2008.  SunTrust said it expects the transaction to be immaterial to 2008 earnings.

Upon completion of the merger, the GB&T franchise would be integrated primarily into SunTrust’s Atlanta banking region which currently operates 212 branches in the City of Atlanta and surrounding counties.  SunTrust said it anticipates offering comparable positions to essentially all GB&T retail client contact employees.

Based in Gainesville, Georgia, GB&T Bancshares, Inc. is a multi-bank holding company operating seven community banks: Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica, First National Bank of the South, First National Bank of Gwinnett, and Mountain State Bank.  As of September 30, 2007, GB&T Bancshares had 32 banking offices located in 14 Georgia counties.  GB&T Bancshares’ common stock is listed on the Nasdaq Global Select Market under the symbol “GBTB.”  Visit the GB&T’s web site at: http://www.gbtbancshares.com for additional information.

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients.  As of September 30, 2007, SunTrust had total assets of $175.9 billion and total deposits of $115.9 billion.  The Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels.  The Company also serves customers in selected markets nationally.  Its primary businesses include deposit, credit, trust and investment services.  Through various subsidiaries the Company provides mortgage banking, insurance, brokerage, equipment leasing and capital markets services.  SunTrust’s Internet address is suntrust.com.

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Important Cautionary Statement Regarding Forward-Looking Statements

This news release may contain forward-looking statements. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “initiatives,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. Such statements are based upon the current beliefs and expectations of SunTrust’s management, and on information currently available to management. Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements.  These risks, uncertainties and other factors include, but are not limited to: the satisfaction of the closing conditions in the merger agreement, including the receipt of shareholder and regulatory approvals; the risk that the merger will not close; the risk that customer and employee relationships may be disrupted by the merger; the reactions of GB&T’s customers to the merger; and other risks detailed from time to time in the Company’s 2006 Annual Report on Form 10-K, in the Quarterly Reports on Form 10-Q and in the Current Reports filed on Form 8-K with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov). The forward-looking statements in this news release speak only as of this date, and SunTrust does not assume any obligation to update such statements or to update the reasons why actual results could differ from those contained in such statements.

Where You Can Additional Information About The Merger

The proposed Merger will be submitted to GB&T’s shareholders for consideration. SunTrust will file a Form S-4 Registration Statement, GB&T will file a Proxy Statement and both companies will file other relevant documents regarding the Merger with the Securities and Exchange Commission (the “SEC”). GB&T will mail the Proxy Statement/Prospectus to its shareholders. These documents, and any applicable amendments or supplements, will contain important information about the Merger, and SunTrust and GB&T urge you to read these documents when they become available.

You may obtain copies of all documents filed with the SEC regarding the Merger, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents free of charge from SunTrust’s website (www.suntrust.com) under the heading “About SunTrust” and then under the heading “Investor Relations” and then under the item “Financial and Regulatory Filings.” You may also obtain these documents, free of charge, from GB&T’s website (www.gbtbancshares.com) under the section “Corporate Info” and then under the item “Corporation Information” and then under the item “Documents.”

Participants in The Merger

SunTrust and GB&T and their respective directors and executive officers may be deemed participants in the solicitation of proxies from GB&T’s shareholders in connection with the Merger. Information about the directors and executive officers of SunTrust and GB&T and information about other persons who may be deemed participants in the Merger will be included in the Proxy Statement/Prospectus. You can find information about SunTrust’s executive officers and directors in its definitive proxy statement filed with the SEC on March 2, 2007. You can find information about GB&T’s executive officers and directors in its definitive proxy statement filed with the SEC on April 18, 2007. You can obtain free copies of these documents from the websites of SunTrust, GB&T or the SEC.